Exhibit 99.1

Fulcrum Therapeutics Announces Pricing of $125 Million Public Offering

of Common Stock

CAMBRIDGE, Mass., August 11, 2021 – Fulcrum Therapeutics, Inc. (Nasdaq: FULC), a clinical-stage biopharmaceutical company focused on improving the lives of patients with genetically defined rare diseases, today announced that it has priced an underwritten public offering of 6,600,000 shares of its common stock at a public offering price of $19.00 per share, for total gross proceeds of approximately $125 million, before deducting underwriting discounts and commissions and offering expenses payable by Fulcrum. All of the shares in the offering are being sold by Fulcrum. In addition, Fulcrum has granted the underwriters a 30-day option to purchase up to 990,000 additional shares of its common stock at the public offering price, less the underwriting discount and commissions. The offering is expected to close on August 16, 2021, subject to customary closing conditions.

SVB Leerink, Piper Sandler & Co. and Stifel are acting as joint bookrunning managers for the offering. H.C. Wainwright & Co. is acting as lead manager for the offering.

The shares are being offered by Fulcrum pursuant to a shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (“SEC”) and a related registration statement that was filed with the SEC on August 11, 2021 pursuant to Rule 462(b) under the Securities Act of 1933 (and became automatically effective upon filing).

This offering is being made only by means of a prospectus and prospectus supplement that form a part of the registration statements. A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement relating to the offering will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting: SVB Leerink LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@svbleerink.com; Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by telephone at (800) 747-3924, or by email at prospectus@psc.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at 415-364-2720 or by email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fulcrum Therapeutics

Fulcrum Therapeutics is a clinical-stage biopharmaceutical company focused on improving the lives of patients with genetically defined rare diseases in areas of high unmet medical need. Fulcrum’s proprietary product engine, FulcrumSeekTM, identifies drug targets which can modulate gene expression to treat the known root cause of gene mis-expression. The Company has advanced losmapimod to Phase 2 clinical development for the treatment of facioscapulohumeral muscular dystrophy (FSHD). Fulcrum has also advanced FTX-6058, a small molecule designed to increase expression of fetal hemoglobin for the treatment of sickle cell disease and beta-thalassemia, into Phase 1 clinical development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, such as those, among others, relating to the Company’s plans to consummate the public offering. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that the Company will be able to complete the public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements. Additional risks and uncertainties relating to the offering, the Company and its business can be found under the caption “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, the Company’s preliminary prospectus supplement filed with the SEC on August 10, 2021, and other filings that the Company may make with the SEC in the future. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.

Contact:

Christi Waarich

Director, Investor Relations

and Corporate Communications

617-651-8664

cwaarich@fulcrumtx.com